EXHIBIT 99.1

 ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. TO RAISE $1.5 MILLION IN REGISTERED DIRECT OFFERING

Addison, Texas, November 12, 2009; ULURU Inc. (NYSE Alternext: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has entered into definitive agreements to sell 10,714,467 shares of its common stock at a price per share of $0.14 pursuant to a registered direct offering to institutional investors, resulting in gross proceeds of approximately $1.5 million.

Investors will also receive warrants to purchase up to 5,357,233 shares of ULURU Inc.’s common stock. The warrants have an exercise price of $0.19 per share and are exercisable at any time on or after 6 months and prior to 5 year anniversary of such initial issuance date.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions. ULURU Inc. plans to use the net proceeds from the offering for research and development and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal™, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by us with the Securities and Exchange Commission.